Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “the Company”, “we”, “us”, “our” and “Utz” refer to Utz Brands Holdings, LLC (formerly, UM-U Intermediate, LLC) and its consolidated subsidiaries. On March 18, 2020, we effected our name change from UM-U Intermediate, LLC to Utz Brands Holdings, LLC. For all periods presented throughout this section we refer to our name as Utz Brands Holdings, LLC.

The following discussion and analysis of our financial condition and results of operations of Utz (the “MD&A”) should be read in conjunction with our unaudited combined interim consolidated financial statements as of June 28, 2020 and for the thirteen week and twenty-six week periods ended June 28, 2020 and June 30, 2019, together with related notes thereto, and our pro forma financial information as of and for the thirteen week and twenty-six week periods ended June 28, 2020, included elsewhere in our Current Report on Form 8-K (the “Super 8-K”) of which this MD&A is part. The MD&A should also be read together with our audited consolidated financial statements as of December 29, 2019, December 30, 2018, and for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017 and related notes thereto, as well as the sections entitled “Information About Utz Brands” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz” incorporated by reference into the Super 8-K. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Forward-Looking Statements,” and elsewhere in the Super 8-K. We assume no obligation to update any of these forward-looking statements.

Our fiscal year end is the Sunday closest to December 31. Our fiscal year 2019 ended December 29, 2019 and was a fifty-two-week period and our fiscal year 2020 ends January 3, 2021 and is a fifty-three-week fiscal year. Our fiscal quarters are comprised of thirteen weeks each, except for fifty-three-week fiscal periods for the which the fourth quarter is comprised of fourteen weeks, and end on the thirteenth Sunday of each quarter (fourteenth Sunday of the fourth quarter, when applicable). Our second fiscal quarters for 2020 and 2019 ended on June 28, 2020 and June 30, 2019, respectively.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Super 8-K.

Overview

We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better for you” brands, which includes Utz®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others, enjoys strong household penetration in the United States, where our products can be found in approximately 40% of U.S. households. We operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass merchant, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 direct-store-delivery (“DSD”) routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snack industry. We have historically expanded our geographic reach and product portfolio organically and through acquisitions and have achieved more than 40 consecutive years of growth. Based on 2019 retail sales, we are second-largest producer of branded salty snacks in our core geographies, consisting of our legacy Northeast and Mid-Atlantic states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia, and Washington D.C. as well as Alabama, Illinois, Oregon, and Washington where we have acquired strong regional brands and distribution capabilities in recent years.

Key Developments and Trends

Our management team monitors a number of developments and trends that could impact our revenue and profitability objectives.

Long-Term Demographics, Consumer Trends, and Demand – We participate in the attractive and growing $26 billion U.S. salty snacks category, within the broader $93 billion market for U.S. snack foods. The salty snacks category has grown retail sales at an approximately 4.3% compound annual growth rate (“CAGR”) over the last five years. During fiscal 2020, snacking occasions are on the rise as consumers increasingly seek out convenient, delicious snacks for both on-the-go and at-home lifestyles. According to data from the Hartman Group, The Consumer Goods Forum, and IRI, approximately 50% of U.S. eating occasions are snacks, with 95% of the U.S. population snacking daily and the average American snacking 2.6 times per day. Additionally, the salty snacks category has historically benefited from favorable competitive dynamics, including low private label penetration and category leaders competing primarily through marketing and innovation. We expect these consumer and category trends to continue to drive strong retail sales growth for salty snacks.

As a staple food product with resilient consumer demand and a predominantly domestic supply chain, the salty snack category is well positioned to navigate periods of economic disruption or other unforeseen global events. The U.S. salty snack category has demonstrated strong performance through economic downturns historically, growing at a 4% CAGR from 2007 to 2010 during the last recession and more recently demonstrated during the novel coronavirus (“COVID-19”) pandemic which began in March 2020 in the U.S. For the 13 weeks ended June 28, 2020, U.S. retail sales for salty snacks based on IRI data increased by 11% versus the comparable prior year period while our retail sales increased by 21% in the same period.

Competition – The salty snack industry is competitive and includes several diverse participants. Our products primarily compete with other salty snacks but also compete more broadly for certain eating occasions with other snack foods. We believe that the principal competitive factors in the salty snack industry include taste, convenience, product variety, product quality, price, nutrition, consumer brand awareness, media and promotional activities, in-store merchandising execution, customer service, cost-efficient distribution, and access to retailer shelf space. We believe we compete effectively with respect to each of these factors.

Operating Costs – Our operating costs include raw materials, labor, manufacturing overhead, selling, distribution, general and administrative expenses. We manage these expenses through annual cost saving and productivity initiatives, sourcing and hedging programs, pricing actions, refinancing and tax optimization. Additionally, we maintain ongoing efforts led by our project management office, or PMO, to expand our profitability, including implementing significant reductions to our operating cost structure in both supply chain and overhead costs.

Taxes – On March 27, 2020, The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which includes various tax provisions with retroactive effect. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. We continue to evaluate the impact of the CARES Act on our consolidated financial position, results of operations, and cash flows.

Financing Costs – We regularly evaluate our variable and fixed-rate debt. We continue to use low-cost, short- and long-term debt to finance our ongoing working capital, capital expenditures and other investments, dividends and share repurchases. Our weighted average interest rate for both the thirteen week and twenty-six weeks period ended June 28, 2020 was 4.7%, down from 6.7% during the same timeframe in 2019. We have begun to use interest rate swaps to manage our exposure to interest rate changes, which can drive cash flow variability related to our debt. Refer to the Notes to our unaudited condensed consolidated financial statements titled “Long-Term Debt” and “Derivative Financial Instruments and Purchase Commitments” filed as Exhibit 99.3 to the Super 8-K for additional information on debt, derivative and purchase commitment activity.

LIBOR Transition – As of June 28, 2020, we had $648.0 million in variable rate indebtedness, down from $649.3 million at March 29, 2020 and $650.6 million at December 29, 2019, all or a portion of which uses London interbank offered rates, or LIBOR, as a benchmark for establishing applicable rates. As announced in July 2017, LIBOR is expected to be phased out by the end of 2021. Although many of our LIBOR-based obligations provide for alternative methods of calculating the interest rate payable if LIBOR is not reported, the extent and manner of any future changes with respect to methods of calculating LIBOR or replacing LIBOR with another benchmark are unknown and impossible to predict at this time and, as such, may result in interest rates that are materially higher than current interest rates. If interest rates applicable to our variable interest indebtedness increase, our interest expense will also increase, which could make it difficult for us to make interest payments and fund other fixed costs and, in turn, adversely impact our cash flow available for general corporate purposes.

COVID-19 – In March 2020, the World Health Organization declared that COVID-19 constituted a “Public Health Emergency of International Concern” and later characterized it as a “pandemic”. In response, we have taken necessary preventive actions and continue to implement safety measures to protect our employees who are working on and off site. The same time period, March 2020, also marked the beginning of COVID-19’s impact on the consumption, distribution and production of our products. Demand for product increased significantly for several weeks in late March and into April 2020 as customers “pantry-loaded” in response to “shelter-in-place” measures that were enacted in many markets. Following that initial spike, in the weeks that followed, demand for product has continued to out-pace prior year rates as families have favored “at-home” dining at a greater rate than pre-pandemic levels. We have serviced that demand by increasing production and distribution activities. Our strategic manufacturing capabilities and DSD distribution network have allowed us to effectively service the increased demand and be responsive to evolving market dynamics driven by changes in consumer behavior. We will continue to monitor customer and consumer activity and adapt our plans as necessary to best service the business.

Recent Developments and Significant Items Affecting Comparability

Acquisitions

On November 19, 2019, we entered into a stock purchase agreement to acquire all outstanding shares of common stock and certain real estate assets of Kitchen Cooked Inc., an Illinois corporation (“Kitchen Cooked”). We acquired Kitchen Cooked to expand our distribution and production capacity in Illinois and the surrounding area. The acquisition closed on December 30, 2019 when we made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations. The $2.0 million in deferred payments are payable in installments of $1.0 million each on the first two anniversaries following the closing date.

On October 21, 2019, we closed on our acquisition of Kennedy Endeavors, LLC (“Kennedy”) from Conagra Brands Inc. Kennedy consists of two divisions: Tim’s Cascade Snacks and Snyder of Berlin, which are snack food manufacturers. We acquired this business to expand our national footprint and our DSD snacks business as well as capture significant synergies. The acquisition provided us with the second largest DSD network for branded salty snacks in the Pacific Northwest, a regional production facility outside of Seattle, Washington, and increased scale with retailers in the Western United States. Our Consolidated Statements of Operations and Comprehensive Income include the operations of this business from October 21, 2019 through December 29 in 2019 and also the first two fiscal quarters of 2020.

Commodity Trends

We regularly monitor worldwide supply and commodity costs so we can cost-effectively secure ingredients, packaging and fuel required for production. A number of external factors such as weather conditions, commodity market conditions, and the effects of governmental, agricultural or other programs affect the cost and availability of raw materials and agricultural materials used in our products. We address commodity costs primarily through the use of buying-forward, which locks in pricing for key materials between three and 12 months in advance. Other methods include hedging, higher pricing, and manufacturing and overhead cost control. Our hedging techniques, such as forward contracts, limit the impact of fluctuations in the cost of our principal raw materials; however, we may not be able to fully hedge against commodity cost changes, where there is a limited ability to hedge, and our hedging strategies may not protect us from increases in specific raw material costs. Due to competitive or market conditions, planned trade or promotional incentives, or other factors, our pricing actions may also lag commodity cost changes temporarily.

We expect price fluctuations in the second half of 2020. While the costs of our principal raw materials fluctuate, we believe there will continue to be an adequate supply of the raw materials we use and that they will generally remain available from numerous sources.

Independent Operator Conversions

Our DSD distribution is executed via company-owned routes operated by company employee route sales professionals (“RSPs”), and third-party routes managed by independent operators, or IOs. We have used the IO and RSP models for more than a decade. In fiscal year 2017, we embarked on a multi-year strategy to convert all company owned RSP routes to the IO model. The mix between IOs and RSP was approximately 78% and 22%, respectively as of June 28, 2020 versus a 76% and 24% ratio for IOs and RSPs respectively as of June 30, 2019. The slight uptick in RSP routes represents the consolidation of acquired routes in the Kennedy transaction. We continue to anticipate completing all remaining conversions by the second half of 2021. The conversion process involves selling distribution rights to a defined route to an IO. As we convert a large number of routes in a year, there is a meaningful decrease in the selling and administrative costs that we previously incurred on RSPs and a corresponding increase in discounts paid to IOs to cover their costs to distribute our product. The net impact is a reduction in Selling expenses and a decrease in Net Sales and Gross Profit. Conversions also impact our balance sheet resulting in cash proceeds to us as a result of selling the route to an IO, or by creating notes receivable related to the sale of the routes.

Debt Structure

To fund the acquisition of Inventure Foods, Inc. and its subsidiaries (“Inventure”) and the repurchase of Class A Common Units in 2017, we entered into a First Lien Term Loan Credit Agreement and a Second Lien Term Loan Credit Agreement in November 2017, which significantly increased our outstanding debt and resulted in $42.3 million in incremental interest expense in fiscal 2018, which impacted the comparability of our fiscal 2018 and fiscal 2019 results of operations in comparison to fiscal 2017. Those Term Loans also repaid all amounts outstanding under our January 2017 revolving credit facility. In October 2019, we repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common stock by Series U, Series R, and SRS Leasing LLC (“SRS”). Separately, in October 2019, we entered into a Senior Secured First Lien Floating Rate Note to fund the acquisition of Kennedy.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act and are therefore not required in connection with periods ended prior to the consummation of the Business Combination to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon the consummation of the Business Combination, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the fiscal year ending January 3, 2021. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a) of the Securities Act.

Financial Outlook

We seek to achieve profitable, long-term growth and manage our business to attain this goal using our key operating metrics: Adjusted Gross Profit, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA. We use these non-GAAP financial metrics and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. As such, we believe these metrics are useful to investors as they provide supplemental information in addition to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), financial results. We believe it is useful to provide investors with the same financial information that we use internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate our business. We believe our non-GAAP financial measures should always be considered in relation to GAAP results. We have provided reconciliations between GAAP and non-GAAP financial measures under the heading “Non-GAAP Financial Measures”, which appears later in this MD&A section.

Results of Operations

Overview

The following table presents selected financial data for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019 (in thousands, except percentages):

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	June 28, 2020	% of sales	June 30, 2019	% of sales	June 28, 2020	% of sales	June 30, 2019	% of sales
Net sales	$241,977	100.0%	$188,432	100.0%	$470,006	100.0%	$366,844	100.0%
Cost of goods sold	157,096	64.9%	126,617	67.2%	305,111	64.9%	248,497	67.7%
Gross profit	84,881	35.1%	61,815	32.8%	164,895	35.1%	118,347	32.3%

Selling and administrative expenses
Selling	49,598	20.5%	36,324	19.3%	97,931	20.8%	73,460	20.0%
Administrative	18,484	7.6%	10,082	5.4%	38,424	8.2%	23,476	6.4%
Total Selling and Administrative expenses	68,082	28.1%	46,406	24.6%	136,355	29.0%	96,936	26.4%

Gain (loss) on sale of assets
Gain (loss) on disposal of PP&E	25	0.0%	287	0.2%	93	0.0%	1,016	0.3%
Gain on sale of routes, net	627	0.3%	2,798	1.5%	1,031	0.2%	5,240	1.4%
Total gain (loss) on sale of assets	652	0.3%	3,085	1.6%	1,124	0.2%	6,256	1.7%

Income from operations	17,451	7.2%	18,494	9.8%	29,664	6.3%	27,667	7.5%

Other (expense) income
Interest expense	(9,987)	-4.1%	(12,851)	-6.8%	(19,630)	-4.2%	(25,395)	-6.9%
Other income, net	259	0.1%	(1,337)	-0.7%	839	0.2%	(204)	-0.1%
Other (expense) income, net	(9,728)	-4.0%	(14,188)	-7.5%	(18,791)	-4.0%	(25,599)	-7.0%

Income before taxes	7,723	3.2%	4,306	2.3%	10,873	2.3%	2,068	0.6%

Income tax (benefit) expense	1,171	0.5%	1,389	0.7%	2,629	0.6%	1,766	0.5%

Net income	6,552	2.7%	2,917	1.5%	8,244	1.8%	302	0.1%

Net income attributable to noncontrolling interest	0	0.0%	(715)	-0.4%	0	0.0%	(1,420)	-0.4%
Net income attributable to controlling interest	$6,552	2.7%	$2,202	1.2%	$8,244	1.8%	($1,118)	-0.3%

Adjusted EBITDA	$32,557	13.5%	$24,857	13.2%	$61,807	13.2%	$42,601	11.6%

Thirteen Weeks Ended June 28, 2020 versus Thirteen Weeks Ended June 30, 2019

Net sales

Net sales for the thirteen weeks ended June 28, 2020 was $242.0 million, a $53.5 million or a 28.4% increase compared to net sales of $188.4 million for the thirteen weeks ended June 30, 2019. The increase in net sales in the second fiscal quarter of 2020 was related to the Kennedy acquisition and Kitchen Cooked acquisition, increased sales to key customers, and significant demand increases related to COVID-19 stay-at-home measures.

The Kennedy and Kitchen Cooked acquisitions contributed $31.2 million to net sales for the thirteen weeks ended June 28, 2020. IO discounts increased from $20.0 million for the thirteen weeks ended June 30, 2019 to $23.7 million for the corresponding fiscal period in 2020. Excluding the offsetting impacts of acquisitions and changes to IO discounts, total net sales grew 12.5% for the thirteen weeks ended June 28, 2020 versus the corresponding period in 2019.

Net sales are evaluated based on classification as Power and Foundation brands. Power brands include our iconic heritage Utz brand; craft brands such as Zapp’s®, Golden Flake® Pork Skins, and Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.

For the thirteen weeks ended June 28, 2020, excluding the impact of higher IO discounts and brands acquired through our Kennedy and Kitchen Cooked acquisitions, Power Brand sales accounted for approximately 80% of overall sales and increased by approximately 16%, while Foundation Brand sales were down approximately 3% and represented the remaining 20% of sales. Growth in Power Brands was led by Utz®, Zapp’s®, TORTIYAHS!® and Golden Flake Pork® Skins brands. Growth in certain Foundation Brands was offset by lower sales in our Dirty® potato chip brand, which has a meaningful presence in the convenience store and food service channels (these channels were negatively impacted by COVID-19).

Cost of goods sold and Gross profit

Gross profit for the thirteen weeks ended June 28, 2020 was $84.9 million, a $23.1 million and 37.3% increase, compared to gross profit of $61.8 million for the thirteen weeks ended June 30, 2019. The increase in gross profit in the fiscal second quarter of 2020 was driven by higher sales, contributions from the Kennedy and Kitchen Cooked acquisitions, leveraging our existing infrastructure and available capacity, as well as lower per unit costs for materials and overhead driven by productivity initiatives, and lower commodity costs.

Our gross profit margin was 35.1% for the fiscal second quarter of 2020 versus 32.8% for the corresponding thirteen week period in 2019. The improvement in gross profit margin was primarily driven by the sales volume leverage on controllable overhead costs and productivity savings. IO discounts increased from $20.0 million in the second fiscal quarter of the prior year to $23.7 million in the corresponding period of fiscal 2020, reducing gross profit by $3.7 million.

Selling and administrative expense

Selling and administrative expenses for the thirteen weeks ended June 28, 2020 were $68.1 million, a $21.7 million and 46.7% increase, compared to selling and administrative expenses of $46.4 million for the thirteen weeks ended June 30, 2019. Excluding a $5.5 million increase in expenses related to the acquired Kennedy and Kitchen Cooked entities, selling and administrative expense for the thirteen weeks ended June 28, 2020 increased $16.2 million or 34.9% versus the thirteen weeks ended June 30, 2019. The increased expenses in the second quarter of 2020 were driven by higher operational costs related to incremental sales volume, higher incentive compensation expense, higher transaction-related service provider fees, and incremental costs needed to maintain safe business operations during the COVID-19 pandemic.

Gain (loss) on sale of assets

Gain on sale of assets for the thirteen weeks ended June 28, 2020 was $0.7 million, versus $3.1 million for the thirteen weeks ended June 30, 2019, and was primarily driven by a reduction in the number of conversions of RSP routes to IO routes, which resulted in lower proceeds from the sale of routes in the second fiscal quarter of 2020 compared to the same time period in 2019.

Other (expense) income, net

Other expense, net for the thirteen weeks ended June 28, 2020 was $9.7 million, down $4.5 million from $14.2 million during the thirteen weeks ended June 30, 2019. The reduction was primarily related to lower interest expense of $2.9 million for the thirteen weeks ended June 28, 2020, versus the corresponding period in 2019. The lower interest expense was driven by a reduction in the comparative average LIBOR rate and payoff of the existing second lien and subsequent origination of a new term loan with a lower fixed rate component in the fiscal fourth quarter of 2019, which favorably impacted the second fiscal quarters of 2020.

Income taxes

Income taxes for the thirteen weeks ended June 28, 2020 were $1.2 million, a $0.2 million decrease, compared to income taxes of $1.4 million for the thirteen weeks ended June 30, 2019. The increase in tax expense for this period was primarily driven by the stronger operating results, partially offset by a reduction in the effective tax rate associated with state taxes.

Adjusted EBITDA

Adjusted EBITDA for the thirteen weeks ended June 28, 2020 was $32.6 million compared to adjusted EBITDA of $24.9 million for the thirteen weeks ended June 30, 2019. The adjusted EBITDA growth of $7.7 million or 30.9% for the second quarter of fiscal 2020 was driven by strong operating results due to higher sales and improved gross profit margins, as well as EBITDA contributions from the Kennedy and Kitchen Cooked acquisitions.

Twenty-six Weeks Ended June 28, 2020 versus Twenty-six Weeks Ended June 30, 2019

Net sales

Net sales for the twenty-six weeks ended June 28, 2020 was $470.0 million, a $103.2 million or a 28.1% increase compared to net sales of $366.8 million for the twenty-six weeks ended June 30, 2019. The increase in net sales in the first two fiscal quarters of 2020 was related to the Kennedy acquisition and Kitchen Cooked acquisition, increased sales to key customers, and significant demand increases related to COVID-19 stay-at-home measures.

The Kennedy and Kitchen Cooked acquisitions contributed $61.2 million for the twenty-six weeks ended June 28, 2020. For the twenty-six weeks ended June 28, 2020, IO discounts were $44.5 million versus $37.4 million in the corresponding period in 2019. Excluding the offsetting impacts of acquisitions and changes to IO discounts, total net sales grew 12.2% for the first twenty-six weeks of fiscal 2020 compared to the corresponding fiscal period in fiscal 2019.

Net sales are evaluated based on classification as Power and Foundation brands. Power brands include our iconic heritage Utz brand; craft brands such as Zapp’s®, Golden Flake® Pork Skins, and Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.

For the twenty-six weeks ended June 28, 2020, excluding the impact of higher IO discounts and brands acquired through our Kennedy and Kitchen Cooked acquisitions, Power Brand sales accounted for approximately 80% of overall sales and increased by approximately 15%, while Foundation Brand sales were down approximately 4% and represented the remaining 20% of sales. Growth in Power Brands was led by Utz®, Zapp’s®, TORTIYAHS!® and Golden Flake Pork® Skins brands. Growth in certain Foundation Brands was offset by lower sales in our Dirty® potato chip brand, which has a meaningful presence in the convenience store and food service channels (these channels were negatively impacted by COVID-19).

Cost of goods sold and Gross profit

Gross profit for the twenty-six weeks ended June 28, 2020 was $164.9 million, a $46.5 million and 39.3% increase, compared to a gross profit of $118.3 million for the twenty-six weeks ended June 30, 2019. The increase in gross profit in the first half of fiscal 2020 was driven by higher sales, contributions from the Kennedy and Kitchen Cooked acquisitions, leveraging our existing infrastructure and available capacity, as well as lower per unit costs for materials and overhead driven by productivity initiatives, and lower commodity costs.

Our gross profit margin was 35.1% for the twenty-six weeks ended June 28, 2020 versus 32.3% for the corresponding twenty-six-week period in 2019. The improvement in gross profit margin was primarily driven by the sales volume leverage on controllable overhead costs and productivity savings. For the twenty-six weeks ended June 28, 2020, IO discounts were $44.5 million versus $37.4 million in the corresponding period in fiscal 2019, reducing gross profit by $7.1 million for the period.

Selling and administrative expense

Selling and administrative expenses for the twenty-six weeks ended June 28, 2020 were $136.4 million, a $39.4 million and 40.7% increase, compared to selling and administrative expenses of $96.9 million for the twenty-six weeks ended June 30, 2019. Excluding a $13.1 million increase in expenses related to the acquired Kennedy and Kitchen Cooked entities, selling and administrative expense for the twenty-six weeks ended June 28, 2020 increased $26.3 million, or 27.1%, versus the twenty-six weeks ended June 30, 2019. The increased expenses in the first twenty-six weeks of 2020 were driven by higher operational costs related to incremental sales volume, higher incentive compensation expense, higher transaction-related service provider fees, and incremental costs needed to maintain safe business operations during the COVID-19 pandemic.

Gain (loss) on sale of assets

Gain on sale of assets for the twenty-six weeks ended June 28, 2020 was $1.1 million, versus $6.3 million for the twenty-six weeks ended June 30, 2019, and was primarily driven by a reduction in the number of conversions of RSP routes to IO routes, which resulted in lower proceeds from the sale of routes in the first two fiscal quarters of 2020 compared to the same time period in 2019.

Other (expense) income, net

Other expense, net for the twenty-six weeks ended June 28, 2020 was $18.8 million, down $6.8 million from $25.6 million during the twenty-six weeks ended June 30, 2019. The reduction was primarily related to lower interest expense of $5.8 million for the twenty-six weeks ended June 28, 2020, versus the corresponding period in fiscal 2019. The lower interest expense was driven by a reduction in the comparative average LIBOR rate and payoff of the existing second lien and subsequent origination of a new term loan with a lower fixed rate component in the fiscal fourth quarter of 2019, which favorably impacted the first two fiscal quarters of 2020.

Income taxes

Income taxes for the twenty-six weeks ended June 28, 2020 were $2.6 million, a $0.8 million increase, compared to income taxes of $1.8 million for the twenty-six weeks ended June 30, 2019. The increase in tax expense for this period was primarily driven by the stronger operating results, partially offset by a reduction in the effective tax rate associated with state taxes.

Adjusted EBITDA

Adjusted EBITDA was $61.8 million for the twenty-six weeks ended June 28, 2020 compared to $42.6 million for the corresponding period in 2019. The adjusted EBITDA growth of $19.2 million, or 45.1%, for the first twenty-six weeks of fiscal 2020 was primarily driven by strong operating results due to higher sales and improved gross profit margins, as well as EBITDA contributions from the Kennedy and Kitchen Cooked acquisitions.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, and financing-related costs. We believe the non-GAAP measures should always be considered along with the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout this MD&A section.

Our primary non-GAAP financial measures are listed below and reflect how we evaluate our current and prior-year operating results. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Pro Forma Net Sales	242.0	217.8	470.0	422.0
Adjusted Gross Profit	90.4	65.6	175.7	126.0
Adjusted Gross Profit as a % of Net Sales	37.4%	34.8%	37.4%	34.4%
Pro Forma Adjusted Gross Profit	90.4	75.7	175.7	145.5
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales	37.4%	34.8%	37.4%	34.5%

Adjusted EBITDA	32.6	24.9	61.8	42.6
Adjusted EBITDA as a % of Net Sales	13.5%	13.2%	13.1%	11.6%
Further Adjusted EBITDA	32.6	27.8	61.8	48.0
Further Adjusted EBITDA as % of Pro Forma Net Sales	13.5%	12.8%	13.1%	11.4%

Net Sales and Pro Forma Net Sales

Pro Forma Net Sales includes the historical net sales of Kennedy from the pre-acquisition period and the historical net sales of Kitchen Cooked from fiscal year 2019.

	13 Weeks Ended		26 Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net Sales	242.0	188.4	470.0	366.8
Kennedy Pro Forma Net Sales	-	27.3	-	51.1
Kitchen Cooked Pro Forma Net Sales	-	2.1	-	4.1
Pro Forma Net Sales	242.0	217.8	470.0	422.0

Adjusted Gross Profit and Pro Forma Adjusted Gross Profit

We define Adjusted Gross Profit as Gross Profit excluding Depreciation and Amortization expense. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We believe that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. This measure increases transparency and assists investors to understand and analyze our ongoing operational performance by excluding the impact from Depreciation and Amortization, a non-cash item. Pro Forma Adjusted Gross Profit is adjusted to include the historical gross profit (excluding depreciation and amortization) of Kennedy from the pre-acquisition period and the pre-acquisition gross profit of Kitchen Cooked for fiscal 2019.

Please refer to the unaudited pro forma condensed combined financial information of the Company filed as Exhibit 99.4 to the Super 8-K for details of the preliminary purchase accounting due to the contemplated Business Combination.

The following table provides a reconciliation from Gross Profit to Adjusted Gross Profit and from Pro Forma Gross Profit to Pro Forma Adjusted Gross Profit for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019.

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Gross Profit	84.9	61.8	164.9	118.3
Depreciation and Amortization	5.5	3.8	10.8	7.7
Adjusted Gross Profit	90.4	65.6	175.7	126.0

Pro Forma Gross Profit	82.9	68.7	160.9	131.3
Depreciation and Amortization	7.5	7.0	14.8	14.2
Pro Forma Adjusted Gross Profit	90.4	75.7	175.7	145.5

EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA

We define EBITDA as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

We define Adjusted EBITDA as EBITDA further adjusted to exclude certain non-cash items, such as accruals for long-term incentive programs, hedging and purchase commitments adjustments, and asset impairments; Acquisition and Integration Costs; Business Transformation Initiatives; and Financing-Related Costs.

We define Further Adjusted EBITDA as Adjusted EBITDA after giving effect to pre-acquisition EBITDA of Kennedy, pre-acquisition Adjusted EBITDA of Kitchen Cooked, and pre-acquisition EBITDA of Collier Creek Holdings. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales.

Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA are useful to investors in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have also historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also report Adjusted EBITDA as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted EBITDA margins on Net Sales.

The following table provides a reconciliation from Net Income (Loss) to EBITDA and Adjusted EBITDA for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net income (loss)	6.6	2.9	8.3	0.3
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	1.2	1.4	2.7	1.8
Depreciation and Amortization	9.0	6.9	17.9	13.8
Interest Expense, Net	10.0	12.8	19.6	25.3
Interest Income (IO loans)(1)	(0.6)	(1.0)	(1.1)	(1.9)
EBITDA	26.2	23.0	47.4	39.3
Certain Non-Cash Adjustments(2)	1.7	1.0	2.8	1.5
Acquisition and Integration(3)	3.9	0.8	9.1	1.5
Business Transformation Initiatives(4)	0.8	-	2.4	0.2
Financing-Related Costs(5)	-	0.1	0.1	0.1
Adjusted EBITDA	32.6	24.9	61.8	42.6
Adjusted EBITDA as a % of Net Sales	13.5%	13.2%	13.1%	11.6%

Kennedy Pre-Acquisition EBITDA(6)	-	2.7	-	5.2
Kitchen Cooked Pre-Acquisition Adjusted EBITDA(7)	-	0.2	-	0.2
Further Adjusted EBITDA	32.6	27.8	61.8	48.0
Further Adjusted EBITDA as % of Pro Forma Net Sales	13.5%	12.8%	13.1%	11.4%

(1)	Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.

(2)	Certain Non-Cash Adjustments are comprised primarily of the following:

Incentive programs – Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 Long-Term Incentive Plan (the “2018 LTIP”) for employees in February 2018. We recorded expenses of $1.1 million and $0.9 million for the thirteen weeks ended June 28, 2020 and June 30, 2019, respectively, and $1.9M and $1.8M for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2018 and fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP will be converted into restricted stock units as part of the intended business combination, as described in the Super 8-K.

Purchase Commitments and Other Adjustments – We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related gains and losses. For the thirteen weeks ended June 28, 2020, we recorded a charge of $0.7 million compared to a charge of $0.1 million during the corresponding period in the prior year. Year-to-date, total charges for the twenty-six weeks ended June 28, 2020 was $1.0 million compared to a benefit of $0.3 million for the twenty-six weeks ended June 30, 2019.

(3)	Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. Through the first twenty-six weeks of 2020, the majority of charges are related to costs incurred for the combination of Utz and Collier Creek Holdings, where we incurred costs of $3.3 million for the thirteen weeks and $8.3 million for the twenty-six weeks ended June 28, 2020 compared to $0.6 million and $1.2 million for the same periods in 2019 respectively.

(4)	Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, certain Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, offset by severance costs associated with the elimination of RSP positions, fall into this category. For the period ended June 28, 2020, the total net cost was $0.8 million for the most recent thirteen weeks and $2.4 million through the first two fiscal quarters of the 2020 fiscal year. This compares to $0 net spend for the same thirteen-week period and $0.2 million for the first twenty-six weeks ended June 30, 2019. The year-over-year difference through the second fiscal quarter was primarily driven by greater gains for the sale of distribution rights to IOs in 2019 as the conversions were slowed during the process to combine with Collier Creek Holdings in 2020.

(5)	Financing-Related Costs – These costs include adjustments for various items related to raising debt and preferred equity capital. There were no adjustments for the thirteen weeks ended June 28, 2020 compared to a $0.1 million adjustment for the same thirteen weeks in 2019. Total for the twenty-six weeks ended June 28, 2020 was $0.1 compared to the same amount of $0.1 million for the first twenty-six weeks in fiscal 2019.

(6)	The following table presents a reconciliation from pro forma Kennedy Pre-Acquisition Net Income to Kennedy Pre-Acquisition EBITDA:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Kennedy Pre-Acquisition Net Income	0.0	1.7	0.0	3.8
Plus: Pro Forma Pre-Acquisition Depreciation and Amortization	0.0	1.0	0.0	1.4
Kennedy Pre-Acquisition EBITDA	0.0	2.7	0.0	5.2

(7)	Kitchen Cooked Pre-Acquisition Adjusted EBITDA represents a $0.2 million pre-acquisition net loss from Kitchen Cooked in fiscal 2019, primarily adjusted for depreciation and amortization, interest income, and certain adjustments related to its acquisition by Utz, such as transaction costs, one-time transaction-related bonuses, and a one-time rent payout upon acquisition of certain Kitchen Cooked facilities.

Liquidity and Capital Resources

The following table presents net cash provided by operating activities, investing activities and financing activities for the twenty-six weeks ended June 28, 2020 and June 30, 2019.

	Twenty-six weeks Ended
	June 28, 2020	June 30, 2019
Net cash provided by (used in) operating activities	20,313	(9,323)

Net cash (used in) provided by investing activities	(18,011)	23,630

Net cash used in financing activities	(7,384)	(10,043)

For the twenty-six weeks ended June 28, 2020, our consolidated cash balance, including cash equivalents, was $10.0 million or $1.2 million lower than at June 30, 2019. Net cash provided by operating activities for the twenty-six weeks ended June 28, 2020 was $20.3 million compared to a use of $9.3 million for the twenty-six weeks ended June 30, 2019, with the difference largely driven by higher operating income of $7.2 million, higher depreciation and amortization of $4.2 million, lower interest expense of $5.8 million and lower net working capital use of $14.3 million in the fiscal first quarter of 2020. Cash used in investing activities for the twenty-six weeks ended June 28, 2020 was $18.0 million mostly driven by the acquisition of Kitchen Cooked of $8.8 million and capital expenditures of $8.4 million, versus cash provided by investing activity of $23.6 million for the twenty-six weeks ended June 30, 2019, which was driven by the proceeds from the sale of notes receivable from IOs to a financial institution in the amount of $29.2 million; capital expenditures for the twenty-six weeks ended June 30, 2019 were $7.7 million. Net cash used in financing activities was $7.4 million for the twenty-six weeks ended June 28, 2020 versus a usage of $10.0 million for the twenty-six weeks ended June 30, 2019 with the majority of the change resulting from the deferred purchase price of $2.0 million related to the Kitchen Cooked acquisition.

Financing Arrangements

The primary objective of our financing strategy is to maintain a prudent capital structure that provides us flexibility to pursue our growth objectives. We use short-term debt as management determines is reasonable, principally to finance ongoing operations, including our seasonal requirements for working capital (generally accounts receivable, inventory, and prepaid expenses and other current assets, less accounts payable, accrued payroll, and other accrued liabilities), and a combination of equity and long-term debt to finance both our base working capital needs and our non-current assets.

Revolving Credit Facility

On November 21, 2017, the Company entered into an asset based revolving credit facility (the “ABL Facility”) in an initial aggregate principal amount of $100.0 million. The facility was initially set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. No amounts were outstanding under this facility as of June 28, 2020 or December 29, 2019. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of June 28, 2020, and December 29, 2019, $101.9 million and $83.0 million, respectively, was available for borrowing, net of letters of credit.  The ABL Facility bears interest at an annual rate based on LIBOR plus an applicable margin (ranging from 1.5% to 2.0%) or the prime rate plus an applicable margin (ranging from 0.5% to 1.0%). Under the prime rate, had there been outstanding balances the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 3.75% and 6.00%, respectively. Had there been outstanding balances and the Company elected to use the LIBOR rate the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 1.66% and 3.87%, respectively. The facility is also subject to unused line fees (0.5% at June 28, 2020) and other fees and expenses. The Company incurred interest of $0.2 million related to the ABL Facility during each of the fiscal quarters ended June 28, 2020 and June 30, 2019 and $0.4 million and $0.5 million during the 26 weeks ended June 28, 2020 and June 30, 2019, respectively.

Standby letters of credit in the amount of $14.1 million have been issued as of each of June 28, 2020 and December 29, 2019. The standby letters of credit are primarily issued for insurance purposes.

Term Loans

On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure and the repurchase of the Class A Common Units held by a minority investor.

The First Lien Term Loan requires quarterly principal payments of $1.3 million that began on March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of the closing of the loan, or November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on LIBOR plus an applicable margin of 3.5% or prime rate plus an applicable margin of 2.5%. The interest rate on the First Lien Term Loan as of June 28, 2020 and June 30, 2019 was 3.67% and 5.94%, respectively.

The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the balance sheet. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during fiscal 2017.

On October 1, 2019, the Company repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common stock by Series U, Series R, and SRS. The Company accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred stock and common stock were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, which resulted in a loss on early extinguishment of approximately $4.3 million.

Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on LIBOR plus an applicable margin of 5.3%. The interest rate on the Secured First Lien Note as of June 28, 2020 was 6.7%.

The First Lien Term Loan, the Secured First Lien Note and the November 2017 ABL Facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenants as of June 28, 2020.

Derivative Financial Instruments

To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At June 28, 2020, the effective fixed interest rate on the long-term debt partially hedged by this contract was 4.2%.

IO Loan Purchase Commitments

The Company sold notes receivable on its books to Bank of America during 2019, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at June 28, 2020 and December 29, 2019 was $20.6 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding note receivable also remained on the Company’s books. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company guarantees loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 to provide that the Company guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $7.7 million and $8.6 million at June 28, 2020 and December 29, 2019, respectively, all of which was on the balance sheet as of the respective dates indicated. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Other Notes Payable and Capital Leases

During the first fiscal quarter of 2020, we closed on the acquisition of Kitchen Cooked. The acquisition included a deferred purchase price of $2.0 million. During the fiscal first quarter of 2020 we also purchased intellectual property that included a deferred purchase price of $0.5 million.

In 2019, we sold $33.2 million of notes receivable on its books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and we recorded the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding notes receivable also remained on the books. We service the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. We also partially guarantee the outstanding loans. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

Interest expense for the thirteen weeks ended June 28, 2020 was $10.0 million, $8.7 million of which was related to the Company’s First Lien Term Loan, ABL Facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. Interest expense for the thirteen weeks ended June 30, 2019 was $12.8 million, $11.7 million of which was related to the Company’s ABL Facility and other long-term debt, $0.5 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net.

Interest expense for the twenty-six weeks ended June 28, 2020 was $19.6 million, $17.1 million of which was related to the Company’s ABL Facility and other long-term debt, $1.3 million of which was related to amortization of deferred financing fees, and $1.2 million of which was related to IO loans. Interest expense for the twenty-six weeks ended June 30, 2019 was $25.4 million, $23.5 million of which was related to the Company’s ABL Facility and other long-term debt, $1.0 million of which was related to amortization of deferred financing fees, and $0.9 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net.

Off-Balance Sheet Arrangements

Purchase Commitments

The Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $76.1 million as of June 28, 2020.  The Company has recorded purchase commitment losses totaling $0.7 million for the first quarter ended June 28, 2020 and $1.0 million for the twenty-six weeks ended June 28, 2020. These outstanding purchase commitments generally do not exceed two years.

IO Guarantees-Off-Balance Sheet

The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $4.6 million and $5.1 million at June 28, 2020 and December 29, 2019, respectively, all of which was recorded by the Company as an off-balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million per loan. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $2.9 million and $0.7 million at June 28, 2020 and December 29, 2019, respectively, which are off balance sheet. The maximum amount of future payments we could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.

New Accounting Pronouncements

See Note 1, Summary of Significant Accounting Policies, to the unaudited condensed consolidated financial statements filed as Exhibit 99.3 to the Super 8-K.

Application of Critical Accounting Policies and Estimates

General

Our Consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. While the majority of our revenue, expenses, assets and liabilities are not based on estimates, there are certain accounting principles that require management to make estimates regarding matters that are uncertain and susceptible to change. Critical accounting policies are defined as those policies that are reflective of significant judgments, estimates and uncertainties, which could potentially result in materially different results under different assumptions and conditions. Management regularly reviews the estimates and assumptions used in the preparation of our financial statements for reasonableness and adequacy. Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, of the unaudited condensed consolidated financial statements filed as Exhibit 99.3 to the Super 8-K ; however, the following discussion pertains to accounting policies we believe are most critical to the portrayal of our financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may affect the comparability of our financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition

Our revenues primarily consist of the sale of salty snack items that are sold through DSD and Direct-To-Warehouse distribution methods, either directly to retailers or via distributors. We sell to supermarkets, mass merchandisers, club warehouses, convenience stores and other large-scale retailers, merchants, distributors, brokers, wholesalers, and IOs (which are third party businesses). These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis and, therefore, we do not have any significant financing components.

We recognize revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as products’ control is transferred to customers. We assess the goods promised in customers’ purchase orders and identify a performance obligation for each promise to transfer a good that is distinct.

We offer various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. Our promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. In 2019, we implemented a system that improves our ability to analyze and estimate the reserve for unpaid costs relating to our promotional activities. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as the actual redemption incurred.

Distribution Route Purchase and Sale Transactions

We purchase and sell distribution routes as a part of our maintenance of our DSD network. As new IOs are identified, we either sell our existing routes to the IOs or sells routes that were previously purchased by us to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction and signing of the relevant documents and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. We record intangible assets for distribution routes that it purchases based on the payment that we make to acquire the route and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles – Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.

Goodwill and Indefinite-Lived Intangibles

We allocate the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to our results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, trademarks and non-compete agreements. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

Goodwill and other indefinite-lived intangible assets (including trade names, master distribution rights and IO routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. We test goodwill for impairment at the reporting unit level.

As we have early adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment, we will record an impairment charge based on the excess of a reporting unit’s carrying amount over our fair value.

ASC 350, Goodwill and Other Intangible Assets also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.

We have identified the existing snack food operations as our sole reporting unit. For the second fiscal quarter of 2020, we reviewed Goodwill and Intangibles to determine if any triggering events occurred, which indicated that fair values were less than the carrying values, and we determined that no additional impairment testing was necessary.

Income Taxes

We account for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which require us to recognize current tax liabilities or receivables for the amount of taxes we estimate are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

We follow the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

The benefit of tax positions taken or expected to be taken in our income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. Our policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of June 28, 2020, and December 29, 2019, no liability for unrecognized tax benefits was required to be reported. We do not expect any significant changes in our unrecognized tax benefits in the next year.

Business Combinations

We evaluate acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

We use the acquisition method in accounting for acquired businesses. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Self-Insurance

We are primarily self-insured, up to certain limits, for employee group health claims. We purchase stop-loss insurance, which will reimburse us for individual and aggregate claims in excess of certain annual established limits. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported.

We are primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. We have utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle/program.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain commodity and interest rate risks as part of our ongoing business operations. We may use derivative financial instruments, where appropriate, to manage some of these risks related to interest rates. We do not use derivatives for trading purposes.

Commodity Risk

We purchase certain raw materials that are subject to price volatility caused by weather, market conditions, growing and harvesting conditions, governmental actions and other factors beyond our control. Our most significant raw material requirements include potatoes, oil, flour, wheat, corn, cheese, spices, and seasonings. We also purchase packaging materials that are subject to price volatility. In the normal course of business, in order to mitigate the risks of volatility in commodity markets to which we are exposed, we enter into forward purchase agreements with certain suppliers based on market prices, forward price projections and expected usage levels. Amounts committed under these forward purchase agreements are discussed in the unaudited condensed consolidated financial statements filed as Exhibit 99.3 to the Super 8-K under the note titled “Derivative Financial Instruments and Purchase Commitments.”

Interest Rate Risk

Our variable-rate debt obligations incur interest at floating rates based on changes in the LIBOR rate. To manage exposure to changing interest rates, we selectively enter into interest rate swap agreements to maintain a desired proportion of fixed to variable-rate debt. See the unaudited condensed consolidated financial statements filed as Exhibit 99.3 to the Super 8-K under the note titled “Derivative Financial Instruments and Purchase Commitments” for further information related to our interest rate swap agreements. While these interest rate swap agreements fixed a portion of the interest rate at a predictable level, interest expense would have been $0.2 million lower and equivalent without these swaps during the thirteen and twenty-six weeks ended June 28, 2020, respectively. Including the effect of the interest rate swap agreement, the weighted average interest rate was 4.2% and 5.8%, respectively, as of June 28, 2019 and December 29, 2019. A 1% increase in the LIBOR rate would not have significantly impacted interest expense during the second fiscal quarter or through the first twenty-six weeks of 2020.

Credit Risk

We are exposed to credit risks related to our accounts and notes receivable. We perform ongoing credit evaluations of our customers to minimize the potential exposure. We experienced no material credit losses during the first and second fiscal quarters of 2020 or 2019. During the thirteen and twenty-six weeks ended June 28, 2020, net bad debt expense was $0.3 million and $0.7 million, respectively. During the thirteen and twenty-six weeks ended June 30, 2019, net bad debt expense was $0.2 million and $0.2 million, respectively. Our reserve for potential future bad debt was $1.6 million as of June 28, 2020 and $1.4 million as of December 29, 2019.